Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Sales Results

Philadelphia, PA – February 9, 2015

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q4 Sales

PHILADELPHIA, PA, February 9, 2015 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced record net sales for the quarter and year ended January 31, 2015.

Total Company net sales for the fourth quarter of fiscal 2015 increased to $1.01 billion or 12% over the same quarter last year. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 6%. Comparable Retail segment net sales increased 18% at Free People, 6% at the Anthropologie Group and 4% at Urban Outfitters. Wholesale segment net sales rose 21%.

For the year ended January 31, 2015, total Company net sales increased to $3.3 billion or 8% over the prior year. Comparable Retail segment net sales increased 2%. Wholesale segment net sales increased 27%.

“I am pleased to announce record URBN sales for the fourth quarter of fiscal 2015 driven by positive comps at each of our brands with the direct-to-consumer channel continuing to outpace store sales,” said Richard A. Hayne, Chief Executive Officer. “Although promotional activity was higher than planned, we are entering the spring selling season in a clean inventory position, and we are encouraged by the steady progress the Urban Outfitters brand is making in re-engaging its core customer,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve month periods were as follows:

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2015	2014	2015	2014
Net sales by brand
Urban Outfitters	$438,369	$398,021	$1,385,070	$1,369,302
Anthropologie Group [1]	413,004	378,912	1,384,269	1,280,998
Free People	152,630	122,861	530,791	416,369
Other	7,041	6,064	22,947	19,939

Total Company	$1,011,044	$905,858	$3,323,077	$3,086,608

Net sales by segment
Retail Segment	$953,277	$857,953	$3,097,274	$2,908,981
Wholesale Segment	57,767	47,905	225,803	177,627

Total Company	$1,011,044	$905,858	$3,323,077	$3,086,608

[1]	Anthropologie Group consists of the Anthropologie and Bhldn brands

During the year ended January 31, 2015, the Company opened a total of 38 new stores including: 15 Anthropologie Group stores, 12 Free People stores, and 11 Urban Outfitters stores. The Company closed 3 Urban Outfitters stores due to lease expirations.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 238 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 204 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 102 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,600 specialty stores and select department stores worldwide; and 2 Terrain garden centers and a website, as of January 31, 2015.

The Company will release fourth quarter and fiscal year 2015 earnings results on March 9, 2015.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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